EXHIBIT 4.1


                       Amendment to the Stock Option Plan

1) The definition of the Common Share Maximum as defined in Section 4(a) of the Stock Option Plan has been amended, subject to shareholder approval, from 3,129,831 Common Shares to 5,145,587 Common Shares.







                                        5